Exhibit 99

P. O. BOX 10  ●  MARTINS FERRY, OHIO 43935  ●  Phone: 740/633-BANK        Fax: 740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. July 24, 2015

Subject:	United Bancorp, Inc. Reports a 25% Increase in Diluted Earnings per Share for the Six Months Ended June 30, 2015 and an Annualized Dividend Yield of 4.01%

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.30 for the six months ended June 30, 2015 compared to $0.24 for the six months ended June 30, 2014, an increase of 25%. This growth in earnings can be attributed to several factors which are explained below in detail. The Company’s diluted earnings per share for the three months ended June 30, 2015 increased 14% to $0.16 from $0.14 for the three months ended June 30, 2014.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company, both quarterly and semi-annually, as of June 30, 2015. From an operating perspective, the Company’s net interest margin decreased slightly for the first six months of 2015 to a level of 3.75% compared to 3.85% for the same period in 2014. This decrease in the net interest margin is attributed to the Company having a higher level of investment securities for the six months ended June 30, 2015 as compared to the same period in 2014. Even though the yield on these short-duration securities had somewhat of a dilutive impact on the net interest margin, the increased position in these securities helped keep the Company’s level of investment income relatively stable. Period-over-period, the Company’s average loans decreased $333,000. The Company maintained its funds management policy by continuing to keep the majority of its surplus funding in very liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $31.1 million on an average basis for the six months ended June 30, 2015, and resisting the temptation of extending the duration of its investment portfolio to achieve higher investment yields; although, investment in shorter-duration securities accelerated during the quarter as previously mentioned. As a result, the securities and other restricted stock balance increased by $14.4 million to a level of $44.0 million at quarter-end. On a year-over-year basis, the Company’s credit quality improved dramatically as nonaccrual loans were down $707,000, or 31.70%, to a level of $1.5 million. For the six months ended June 30, 2015, the Company actually recorded a net loan recovery of $35,000 as compared to having a net charge off of $194,000 for the six months ended June 30, 2014. With the improvement in credit quality, the Company decreased the provision for loan losses by $171,000 year-over-year. The overall total allowance for loan losses to total loans was 0.86% resulting in a total allowance for loan losses to nonperforming loans of 177.00% at June 30, 2015 compared to 0.99% and 140.37% respectively at June 30, 2014. With this continued trend of improving credit quality and coverage, the Company projects a further reduction of its provision for loan losses which should have a positive impact on future earnings.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts while allowing higher-cost funding to run off. Year-over-year, low-cost funding, consisting of demand and savings deposits, increased by $14.1 million while higher-cost time deposit balances decreased by over $9.9 million, helping to reduce the overall interest expense of the Company. The Company continued to see the positive impact of attracting a higher number of active transaction accounts which resulted in service charges on deposit accounts increasing by $82,000, or 6.14%, on a year-over-year basis as of June 30, 2015. It is projected that this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee-based income. Lastly, the Company was able to further reduce its level of noninterest expense or overhead. As of June 30, 2015, noninterest expense decreased on a year-over-year basis by $539,000 or 7.94%. A portion of this cost savings is attributed to a pre-tax impairment charge of $162,000 on foreclosed real estate that was realized in the first quarter of 2014. Even without consideration of this impairment charge, noninterest expense still decreased $353,000 or 5.45%. As previously announced, the Company’s office consolidation in its Glouster, Ohio marketplace was completed on March 16, 2015 and has lead to additional cost savings which should help to further contain noninterest expense in future periods. Greenwood stated that, “Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation which should lead to future growth, higher levels of earnings and, ultimately, a higher level of performance. Over the next 24 months, it is projected that the Company’s interest expense will be positively impacted by the repricing of $26 million in fixed-rate advances with the Federal Home Loan Bank that are set to mature. The average cost of these advances is 3.66% and, given the current interest rate environment, the Company will either pay off these advances with its current liquidity or replace the advances at a substantial savings to interest expense. In addition, the Company’s $4.1 million subordinated debenture is set to reprice January 1, 2016 from a fixed rate of 6.25% to a variable rate based on the three-month LIBOR plus a margin of 1.35%. With three-month LIBOR currently priced at approximately 28 basis points, the Company’s rate on its debenture would decrease approximately 4.62%. This would save approximately $190,000 in interest expense annually beginning January 1, 2016.” Greenwood concluded, “With our continued focus of shifting lower-yielding liquid assets into higher-yielding quality loans, growing service charge income on deposit accounts, controlling of our noninterest expense, reducing our interest expense in 2016 and the potential lowering of our loan loss provision even further, we are projecting continued improvement in our earnings for 2015 and into 2016.”

Scott A. Everson, President and CEO stated, “We are very pleased with the double-digit earnings growth results that our Company has produced during the current year on a quarterly and year-to-date basis. The results that we are seeing today are reflective of the somewhat conservative posturing that we undertook in recent years to protect both our capital base and earnings stream. Most of these recent earnings improvements have come from process changes and product enhancements that have been undertaken in recent years which have led to operational efficiencies that have lowered our non-interest expense levels while driving higher levels of fee based revenue for our Company. We are happy with the results that we are starting to see and will continue to look for additional opportunities in these key areas as we have done this year with the office consolidation that we completed in the late first quarter in our Glouster, Ohio market and other internal process enhancements that continue to help our organization become more operationally efficient and produce higher levels of quality earnings. Such opportunities have led to our Company decreasing our federal tax equivalent employee count by 4.5% year-over-year while still serving our customer base at a high level and building profitable relationships as demonstrated by our continued growth in fee based revenue. Being a very well capitalized Bank in today’s environment will allow us to change our focus in the coming quarters to further implement a growth strategy that was initiated late in the second quarter of this current year which exclusively focusses on driving the loan volumes of our company. This strategy, which has added additional origination personnel to our commercial and residential lending platforms and enhanced the lending programs that our Company offers, should generate higher levels of interest and fee based revenue in the coming quarters. We strongly anticipate that this newly initiated revenue enhancement strategy, along with the aforementioned downward pricing of a large portion of our borrowed funds base, should help enhance the overall net interest margin of our Company over the course of the next twenty-four months and drive earnings growth that is similar to what we have seen in recent quarters. Our Company is beginning to be rewarded by the markets for this level of performance as we have seen the market value of our stock increase from $8.03 at year-end to $8.97 at the most recent quarter-end. We believe with our Company’s present price-to-earnings multiple and projected direction of earnings that our stock can continue to trade at higher market valuations in the near term.” Everson concluded, “Our number one focus continues to be protecting and growing our shareholders investment in our Company through sound and profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders ownership, we will continue to strive to reward our owners by paying a solid cash dividend which increased 12.5% on a year-over-year basis and is presently yielding 4.01%. At this level, our Company’s cash dividend is yielding nearly twice that of the average bank in our country. Overall, we are very pleased with the present operating performance of our Company and the direction that we are going.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $406.7 million and total shareholder’s equity of approximately $41.1 million as of June 30, 2015. Through its single bank charter with its eighteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves Athens and Fairfield Counties and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas Counties in Ohio. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

	For the Three Months Ended June 30,		%
	2015	2014	Change
Earnings
Interest income on loans	$3,529,684	$3,716,652	-5.03%
Loan fees	292,324	207,382	40.96%
Interest income on securities	218,473	210,003	4.03%

Total interest Income	4,040,481	4,134,037	-2.26%
Total interest expense	582,326	620,043	-6.08%

Net interest income	3,458,155	3,513,994	-1.59%
Provision for loan losses	145,749	216,000	-32.52%
Net interest income after provision for loan losses	3,312,406	3,297,994	0.44%
Service charges on deposit accounts	710,848	701,507	1.33%
BOLI benefit in excess of surrender value	—	35,398	N/A
Net realized gains on sale of loans	17,767	12,441	N/A
Net realized gain on sale of available-sale-securities	11,261	—	N/A
Net realized gain on sale of other real estate and repossessions	2,160	—	N/A
Other noninterest income	192,276	210,113	-8.49%
Total noninterest income	934,312	959,459	-2.62%
Deposit insurance premiums	51,000	71,999	-29.17%
Provision for losses on foreclosed real estate	—	—	N/A
Other noninterest expense	3,060,032	3,227,976	-5.20%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	3,111,032	3,299,975	-5.73%
Income tax expense	330,913	241,939	36.78%

Net income	$804,773	$715,539	12.47%

Per share
Earnings per common share - Basic	$0.16	$0.14	14.29%
Earnings per common share - Diluted	0.16	0.14	14.29%
Cash dividends paid	0.09	0.08	12.50%
Annualized yield based on quarter end close	4.01%	3.93%	0.08%

Shares Outstanding
Average - Basic	4,854,020	4,851,805	—
Average - Diluted	4,938,542	4,932,020	—

	For the Six Months Ended June 30,		%
	2015	2014	Change
Earnings
Interest income on loans	$7,076,281	$7,403,408	-4.42%
Loan fees	427,755	413,323	3.49%
Interest income on securities	395,340	414,430	-4.61%

Total interest income	7,899,376	8,231,161	-4.03%
Total interest expense	1,163,165	1,246,250	-6.67%

Net interest income	6,736,211	6,984,911	-3.56%
Provision for loan losses	261,498	432,000	-39.47%
Net interest income after provision for loan losses	6,474,713	6,552,911	-1.19%
Service charges on deposit accounts	1,410,110	1,328,520	6.14%
BOLI benefit in excess of surrender value	—	35,398	N/A
Net realized gains on sale of loans	29,020	16,155	79.63%
Net realized gain on sale of available-sale-securities	31,672	—	N/A
Net realized gain on sale of other real estate and repossessions	2,160	—	N/A
Other noninterest income	404,888	416,957	-2.89%
Total noninterest income	1,877,850	1,797,030	4.50%
Deposit Insurance premiums	114,000	136,998	-16.79%
Provision for losses on foreclosed real estate	—	162,420	N/A
Other noninterest expense
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)	6,132,857	6,486,222	-5.45%
Total noninterest expense	6,246,857	6,785,640	-7.94%
Income tax expense	607,076	364,060	66.75%

Net income	$1,498,630	$1,200,241	24.86%

Per share
Earnings per common share - Basic	$0.30	$0.24	25.00%
Earnings per common share - Diluted	0.30	0.24	25.00%
Cash dividends paid	0.18	0.16	12.50%
Shares Outstanding
Average - Basic	4,854,684	4,832,847	—
Average - Diluted	4,939,207	4,913,062	—
Common stock, shares issued	5,385,304	5,385,304	—
Shares held as Treasury	7,850	10,918	—
At quarter end
Total assets	$406,736,513	$399,020,630	1.93%
Total assets (average)	413,385,000	404,307,000	2.25%
Other real estate and repossessions (“OREO”)	1,106,686	1,379,895	-19.80%
Gross loans	311,921,669	315,396,994	-1.10%
Allowance for loan losses	2,696,989	3,131,716	-13.88%
Net loans	309,224,680	312,265,278	-0.97%
Non-accrual loans	1,523,704	2,231,041	-31.70%
Loans past due 30+ days (excludes non accrual loans)	1,545,388	2,658,849	-41.88%
Net loans and overdraft accounts charged off (net recovery)	(35,065)	194,229	-118.05%
Average loans	313,093,000	313,426,000	-0.11%
Cash and due from Federal Reserve Bank	25,291,544	31,016,733	-18.46%
Average cash and due from Federal Reserve Bank	31,064,000	36,239,000	-14.28%
Securities and other restricted stock	44,010,357	29,659,387	48.39%
Average securities and other restricted stock	37,889,000	30,303,000	25.03%
Intangible assets	6,960	126,000	-94.48%
Mortgage servicing asset	65,524	79,083	-17.15%
Total deposits	323,442,487	319,552,574	1.22%
Non interest bearing demand	66,187,349	66,474,662	-0.43%
Interest bearing demand	121,138,736	110,772,475	9.36%
Savings	73,537,041	69,796,438	5.36%
Time < $100,000	47,150,087	55,021,215	-14.31%
Time > $100,000	15,429,274	17,487,784	-11.77%
Average total deposits	328,946,000	322,804,000	1.90%
Advances from the Federal Home Loan Bank	26,634,955	26,840,493	-0.77%
Securities sold under agreements to repurchase	9,027,663	6,577,293	37.25%
Shareholders’ equity	41,053,106	39,740,475	3.30%
Shareholders’ equity (average)	40,627,000	39,740,000	2.23%
Stock data
Market value - last close (end of period)	$8.97	$8.14	10.20%
Dividend payout ratio	60.00%	66.67%	-6.67%
Price earnings ratio	14.95 x	16.96 x	-2.01%
Book value (end of period)	8.44	8.16	3.43%
Market price to book value	106.28%	99.75%	6.53%
Key performance ratios
Return on average assets (ROA)	0.73%	0.59%	0.14%
Return on average equity (ROE)	7.38%	6.04%	1.34%
Net interest margin (federal tax equivalent))	3.75%	3.85%	-0.10%
Interest expense to average assets	0.56%	0.62%	-0.06%
Total allowance for loan losses to nonaccrual loans	177.00%	140.37%	36.63%
Total allowance for loan losses to total loans	0.86%	0.99%	-0.13%
Nonaccrual loans to total loans	0.49%	0.71%	-0.22%
Nonaccrual loans and OREO to total assets	0.65%	0.90%	-0.25%
Net charge-offs (recoveries) to average loans	-0.02%	0.12%	-0.14%
Equity to assets at period end	10.09%	9.96%	0.13%
Federal tax equivalent (FTE) employees	128	134	-4.48%